                                      EXHIBIT 11

                           PENN TREATY AMERICAN CORPORATION
                          COMPUTATION OF EARNINGS PER SHARE
                                     (unaudited)

                                             Three months                Nine months
                                           ended September 30,        ended September 30,
                                          -----------------------   ----------------------
                                          1996 (1)      1995 (1)      1996 (1)     1995 (1)
                                          -----------------------   ----------------------
Shares outstanding
    beginning of period                  7,009,447     4,671,284     6,971,284    4,671,284

Weighted average shares issued during
     the public offering                         -     2,065,217                     695,971

Weighted average shares of
     exercised stock options               169,529             -        86,033             -
                                          -----------  ----------   -------------  -----------

Weighted average primary
     shares outstanding                  7,178,976     6,736,501     7,057,317     5,367,255

Net income for primary
     earnings per share                  3,097,501     2,342,834     8,673,491     6,148,235

Net income per common
     primary share                         $   0.43      $   0.35      $   1.23      $   1.15
                                          -----------  ----------   -------------  -----------



(1) Shares outstanding at the beginning of the period are net of Treasury Shares held at January 1, 1996 and 1995 of 605,629